Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 27, 2004, relating to the financial statements and financial highlights which appear in the August 31, 2004 Annual Report to Shareholders of the following portfolios of Trust for Credit Unions: Money Market Portfolio, Ultra-Short Duration Government Portfolio (formerly known as Government Securities Portfolio), and Short Duration Portfolio (formerly known as Mortgage Securities Portfolio), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts

December 2, 2004